Exhibit 99.(a)(5)

CERTIFICATE OF TRUST
OF
USVC Venture Capital Access Fund

This Certificate of Trust of USVC Venture Capital Access Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.            Name. The name of the statutory trust formed by this Certificate of Trust is “USVC Venture Capital Access Fund”.

2.            Registered Agent. The business address of the registered agent and registered office of the Trust in the State of Delaware is 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904. The name and address of the Trust’s registered agent for service of process in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904.

3.            Effective Date. This Certificate of Trust shall be effective upon filing on August 7, 2025.

4.            Registered Investment Company. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned trustees has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Huoy-Ming Yeh
Name: Huoy-Ming Yeh, not in her individual capacity but solely as trustee

[Signature Page to USVC Venture Capital Access Fund Certificate of Trust]